Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
December 23, 2008	Doha	Orange County
	Dubai	Paris
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
Novacea, Inc.	Madrid	Singapore
400 Oyster Point Blvd., Suite 200	Milan	Tokyo
South San Francisco, CA 94080	Moscow	Washington, D.C.

Re: Registration Statement on Form S-4 (Registration No. 333-153844)

Ladies and Gentlemen:

We have acted as special counsel to Novacea, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 43,738,488 shares of common stock, $0.001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S–4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 3, 2008 (Registration No. 333-153844) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when certificates representing the Shares (in the form of the specimen certificate most recently filed as an exhibit to the Registration Statement) have been manually signed by an authorized officer of the transfer agent and registrar therefor and have been issued by the Company against payment therefor in the circumstances contemplated by the Registration Statement and the Agreement and Plan of Merger and Reorganization, dated as of August 29, 2008, as amended on December 23, 2008, by and among the Company, Pivot Acquisition, Inc. and Transcept Pharmaceuticals, Inc, which is included as Annex A to the Registration Statement, and the Company has filed the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware effecting a one-for-five reverse stock split, the issue and sale of the

Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP